U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York 10962

Notice to Officers and Directors of Blackout Trading Restriction Due to Blackout for
U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions)

1. This notice is to inform you that a blackout trading restriction is in effect under section 306(a)(1) of the Sarbanes-Oxley Act of 2002 in connection with a blackout period (as defined in Rule 100(b) of Regulation BTR) with respect to U.S.B. Holding Co., Inc. Common Stock ($0.01 par value). The U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions) will be transitioning to an upgraded recordkeeping platform.

2. As a result of these changes, plan participants in the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions) temporarily will be unable to direct or diversify investments in their individual accounts, obtain a loan from the plan (if applicable), or obtain a distribution from the plan. This period, during which plan participants will be unable to exercise these rights otherwise available under the plan, is called a “pension plan blackout period.”

3. Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 and Regulation BTR require that the Company impose a broader trading blackout on directors, executive officers, and persons deemed to have material non-public information (collectively referred to as “Insiders”) while the pension plan blackout period is in effect. During this period, it is unlawful for any of the Insiders of U.S.B. Holding Co., Inc., directly or indirectly, to purchase, sell, or otherwise acquire or transfer U.S.B. Holding Co., Inc. Common Stock ($0.01, to the extent that such Insiders acquire such equity security in connection with his or her service or employment. This prohibition on transfer applies not only to the U.S.B. Holding Co., Inc. Common Stock ($0.01 par value) that you own through U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions), but to such common stock that you own or acquire by any other means. U.S.B. Holding Co., Inc. may be required to recover from you any profit that you derive from a transaction that you execute in violation of this trading restriction.

4. The blackout period for the plan is expected to begin on May 3, 2007 and end on May 16, 2007.

5. If you have any questions concerning this notice, you should contact Thomas M. Buonaiuto, Executive Vice President / Chief Financial Officer of U.S.B. Holding Co., Inc. 100 Dutch Hill Road, Orangeburg, N.Y. 10962, (845)-365-4615.